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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:                          MEDIA RELATIONS CONTACT:
Neil Yekell                                          Arch Currid
(713) 918-4233                                       (713) 918-3236
neil_yekell@bmc.com                                  arch_currid@bmc.com


              THOMAS JENKINS JOINS BMC SOFTWARE BOARD OF DIRECTORS

      HOUSTON -- (NOV. 19, 2004) -- BMC Software, Inc. [NYSE: BMC] today announced that P. Thomas Jenkins, Chairman and Chief Executive Officer of Open Text, has joined its board of directors.

      Open Text is the market leader in providing Enterprise Content Management solutions that bring together people, processes and information in global organizations. Today, the company supports more than 17 million seats across 13,000 deployments in 31 countries and 12 languages worldwide.

      Mr. Jenkins has served in a variety of technical and managerial positions during his career including Design Engineer, Sales Manager, General Manager, Chief Operating Officer, President, CEO and Chairman.

      "Tom's extensive enterprise software experience coupled with his vast business development skills will certainly complement our board," said Garland Cupp, chairman of the board, BMC Software. "We're happy to welcome Tom to the BMC Software board of directors."

      "I've been aware of BMC Software for many years and regard the company as a strong technology leader," said Mr. Jenkins. "I'm looking forward to being a part of BMC's future success."

      Mr. Jenkins received an MBA in Technology Management from York University in Toronto, Ontario, Canada. Prior to this achievement he received an M.A.Sc. in Electrical Engineering from the University of Toronto and a B.Eng. & Mgt. in Technology and Commerce from McMaster University in Hamilton, Ontario, Canada.

      ABOUT BMC SOFTWARE

      BMC Software, Inc. [NYSE:BMC], is a leading provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2004 revenues of more than $1.4 billion. For more information about BMC Software, visit www.bmc.com. For additional information on BSM, visit www.bmc.com/bsm.

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(C)2004, BMC Software, Inc. All rights reserved.